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                                                                   EXHIBIT 10.13

                                FINAL AGREEMENT

     This Letter of Understanding is entered into on the 22/nd/ day of March, 1999, by and between Private Media Group, Inc. ("Private") and Danny Cook ("Cook") and Qamilla ("Carlsson") (Cook and Carlsson collectively "Designers").

     WHEREAS, Private and Designers, on May 5, 1998, entered into a Letter of Understanding which provided generally that the Parties would form a corporation to be known as Private Circle, Inc. ("PCI"), that Private would contribute $115,000 to the capital of PCI, that Designers would contribute the assets of DQ Collections and Zapata Clothing to the capital of PCI if PCI paid $15,000 to Designers, that ownership of PCI would be 80% to Private and 20% to Designers, and that Private would issue to each of Designers 7,500 common stock purchase warrants at $10.00 per share; and

     WHEREAS, said Letter of Understanding was to expire on July 13, 19998, if no formal agreement had been reached; and

     WHEREAS, said Letter of Understanding was extended first to October 1, 1998, and then to December 31, 1998; and

     WHEREAS, no formal agreement has been reached to date and the May 5/th/, 1998, Letter of Understanding has expired on its own terms; and

     WHEREAS, the $115,000 capital was never contributed to PCI and no stock was issued to the Parties, however, approximately $450,000 has been loaned to PCI by Private through its subsidiaries and $15,000 was paid to Designers for the DQ Collections and Zapata Clothing assets; and

     WHEREAS, the Parties desire to enter into a new agreement for PCI with some of the terms contained in the May 5/th/, 1998, Letter of Understanding, and some new terms;

     NOW, THEREFORE, the Parties agree as follows:

     1.   The Parties acknowledge:

          a. that PCI was formed on June 2, 1998;

          b. that Danny Cook was appointed President, Secretary and Treasurer of PCI;

          c. that no capital stock of PCI was ever issued;


          d. that $15,000 was paid to Designers towards the purchase of the DQ

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             Collections and Zapata Clothing assets;

          e. that PCI has borrowed approximately $450,000 from Private through its subsidiaries; and

          f. that Designers have received from PCI agreed upon salaries or consulting fees since approximately May 5, 1998.

      2. Because the amount loaned by Private is far in excess of its anticipated capital contribution of $115,000, Private wishes to restructure Designers' originally proposed equity interests, salaries, and consulting fee arrangements, and profit sharing arrangement in the following manner:

          a. PCI will be 100% owned by Private, or one of its subsidiaries;

          b. PCI will enter into written employment or consulting agreements, acceptable to Designers, which shall have a length of two (2) years, monthly compensation of $4,000, and normal employment benefits (such as health insurance, vacation pay, etc);

          c. In addition, each of Designers shall be entitled to an annual bonus equal to 5% of the net profits before taxes and an additional bonus of 5% of net profits before taxes for each year in which the ratio of net profits before taxes divided by sales is over 10%;

          d. Private will issue to each Designer warrants to purchase up to 7,500 shares of the common stock of Private at $10.00 per share at any time before October 1, 2000; said shares to be "investment shares" as the term is normally understood under the Securities Act of 1933, and each Designer will be enrolled in the Private Employees Option Plan at the management level-Class A;

          e. Cook will continue to act as President of PCI and Secretary and/or Treasurer, if needed; and

          f. During the aforementioned period of employment, and all extensions thereto, Designers will continue to manage the day-to-day activities of PCI, and Designers shall retain 100% control over design and creative issue, and no garment shall bear the PCI logo unless it is designed or approved of by Designers.



      3.  Designers, and each of them, accept and agree to the above-terms,

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             subject to approval of the employment and/or consulting agreements to be provided [to Designers].

      4. This Agreement shall be governed by the State of Nevada, and all Parties agree that any dispute hereunder shall be settled by arbitration in, or litigation before any Court of competent jurisdiction in the State of Nevada.



Dated:  _______________________                       Private Media Group, Inc.



                                                      By:_______________________
                                                         Berth Milton, President



Dated: ________________________                       __________________________
                                                               Danny Cook



Dated:  _______________________                       __________________________
                                                           Qamilla Carlsson

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